Exhibit 10.4

Dated: 20 February 2025

OPTIMAL INVESTMENTS LIMITED

AND

OPTIMAL AI PTE. LTD.

SHARE SWAP AGREEMENT

THIS SHARE SWAP AGREEMENT (the “Agreement”) is made on 20 February 2025 BETWEEN

(1)	OPTIMAL INVESTMENTS LIMITED (Company No.: 2005820), of registered address at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (the “Vendor”); and

(2)	OPTIMAL AI PTE. LTD. (Company Registration No. 202428476D), a company incorporated in Singapore and having its registered office at 7 Straits View, #05-01 Marina One East Tower, Singapore (018936) (the “Purchaser”),

(collectively, the “Parties” and each, a “Party”).

WHEREAS:

(A)	IntentAI Pte. Ltd. (Company Registration No. 201833731G) (the “Company”), is a private company limited by shares incorporated in Singapore whose registered office is at 36 Robinson Road #02, City House, Singapore (068877)

(B)	The Vendor legally and beneficially owns 261 of IntentAI Ordinary Shares representing 14.36% of the total issued and paid-up share capital of IntentAI, of which the Vendor intends to sell 261 of IntentAI Ordinary Shares representing 14.36% of the total issued and paid-up share capital of of IntentAI to the Purchaser (the “Sale Shares”). The details of the Sale Shares in the Company are more particularly described in Schedule 1 hereto.

(C)	The Vendor has agreed to sell, and the Purchaser has agreed to purchase, the Sale Shares for the consideration, and on the terms and subject to the conditions, contained in this Agreement.

IT IS AGREED:

1.	Definitions and interpretation

1.1	In this Agreement and the Schedule, unless the context otherwise requires:

“Act”	means the Companies Act 1967 of Singapore;

“Business”	means the provision of AI and technology services, as more fully described in the Business Plan;

“Business Day”	means a day other than a Saturday, Sunday or public holiday in Singapore, on which banks are open in Singapore for general commercial business;

“Business Plan”	means the business plan for the Company in the agreed form;

“Claim(s)”	means any claim(s) for any breach of any Warranty;

“Company”	has the meaning ascribed to it at Recital (A);

“Company Product”	means any product or service designed, developed, manufactured, marketed, distributed, provided, licensed or sold at any time by the Company;

“Completion”	means the completion of the sale and purchase of the Sale Shares pursuant to Clause 4;

“Completion Date”	means 20 Feb 2025 or such other date as the Parties may agree in writing;

“Data Protection Legislation”	means all laws and regulations relating to the collection, storage, transfer, disclosure, use or processing of Personal Data or personally identifiable information in any jurisdiction in which the Company operates, including the Personal Data Protection Act 2012;

“Disclosure Letter”	means the letter in the agreed form from the Vendor to the Investors executed and delivered immediately prior to the execution of this Agreement;

“Encumbrance”	means any claim, mortgage, assignment of receivables, debenture, lien, charge, pledge, title retention, right to acquire, security interest, option, right of pre-emption, right of first refusal, power of sale, hypothecation and any other encumbrance or condition whatsoever or any agreement, arrangement or obligation to create any of the foregoing;

“Financial Statements”	means the unaudited consolidated financial statements of the Company for the period ended on the Financial Statements Date;

“Financial Statements Date”	means the unaudited consolidated financial statements of the Company for the period ended on the Financial Statements Date;

“Group Companies”	means the Company and each and any of the Subsidiaries from time to time, and each a “Group Company”;

“Governmental Authority”	means any administrative, executive, judicial, legislative, regulatory, licensing, competition or other governmental or regulatory authority having applicable jurisdiction;

“Grant Funding”	means any funding, grant or other monetary aid or assistance from any government or regulatory body or authority, any statutory undertaking or any other public body or authority;

“GST”	means goods and services tax charged under the Goods and Services Tax Act 1993 of Singapore;

“Intellectual Property”	means all intellectual property rights, whether registered or not, including pending applications for registration of such rights and the right to apply for registration or extension of such rights including patents, petty patents, utility models, design patents, designs, copyright (including moral rights and neighbouring rights), database rights, rights in integrated circuits and other sui generis rights, trade marks, trading names, company names, service marks, logos, the get up of products and packaging, geographical indications and appellations and other signs used in trade, internet domain names, social media user names, rights in know how and any rights of the same or similar effect or nature as any of the foregoing anywhere in the world;

“IRAS”	means the Inland Revenue Authority of Singapore;

“Leases”	means the leases, tenancies and licences details of which are set out in Schedule 5 and “Lease” means any one of the Leases;

“Losses”	means all losses, liabilities, costs (including legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands;

“Management Accounts”	means the management accounts of the Company for the period starting on the Financial Statements Date and ending on 20 Feb 2025, in the agreed form;

“Open Source Code”	means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software, which includes, without limitation, software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License;

“Ordinary Shares”	means ordinary shares in the capital of the Company;

“Potential Purchaser”	shall have the meaning ascribed to it in Clause 8.2;

“Properties”	means the properties described in Schedule 5;

“Purchase Consideration”	has the meaning ascribed to it in Clause 3;

“Purchase Consideration Shares”	has the meaning ascribed to it in Clause 3;

“Purchaser’s Warranties”	means the representations, warranties and undertakings on the part of the Purchaser set out in Clause 7;

“Registrar”	means the Registrar of Companies appointed under the Act;

“Representatives”	shall have the meaning ascribed to it in Clause 8.1(c);

“Sale Shares”	has the meaning ascribed to it at Recital (B);

“Shares”	means issued shares in the capital of the Company;

“Shareholder”	means any shareholder of the Company from time to time (but excludes the Company holding Shares as Treasury Shares from time to time);

“Singapore Dollar(s)” and the sign “S$”	mean the lawful currency of Singapore;

“Stamp Duty Documents”	means:

(a) a working sheet computing the net asset value per Sale Share in the form prescribed by the Stamp Duty Branch of the Inland Revenue Authority of Singapore (the Stamp Duty Branch) and signed by a director or the company secretary of the Company; and

(b) such other documents as may be prescribed from time to time by the Stamp Duty Branch for the purpose of assessing the stamp duty payable on a transfer of shares;

“Subsidiary”	means any subsidiary of the Company from time to time, which as at the date of this Agreement include those, brief particulars of which, are set out in Part 2 of Schedule 2;

“Tax”	means all forms of taxation, duties, rates, levies, contributions, withholdings, deductions, liabilities to account, charges and imposts whether imposed in Singapore or elsewhere in the world;

“Taxing Authority”	means any governmental, state, federal, provincial, local governmental or municipal authority, body or official whether of Singapore or elsewhere in the world, which is competent to impose or collect Tax;

“Vendor’s Warranties”	means the representations, warranties and undertakings on the part of the Vendor set out in Clause 5;

“Warranties”	means, collectively, the Vendor’s Warranties, and “Warranty” shall mean any one of such Warranties; and

“Working Hours”	means 9.00am to 5.30pm in the relevant location on a Business Day.

1.2	Affiliate: The word “affiliate” means, with respect to any specified person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with such person, including without limitation any general partner, managing member, officer, director or trustee of such person, or any venture capital fund or investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such person.

1.3	Control: The word “control” (including its correlative meanings, “controlled by”, “controls” and “under common control with”) shall mean, with respect to a corporation, the right to exercise, directly or indirectly, more than 50 per cent. of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

1.4	Clauses, Schedules, etc.: References to this Agreement include any Recitals and Schedules to it and references to Clauses and Schedules are to the clauses of, and schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and parts of the Schedules. The Schedules form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement.

1.5	References to Subsidiaries, Holding Companies and Related Corporations: The words “subsidiary”, “holding company” and “related corporation” shall have the same meanings in this Agreement as their respective definitions in the Act.

1.6	Headings: The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

1.7	Including: Unless a contrary indication appears, a reference in this Agreement to “including” shall not be construed restrictively but shall mean “including without prejudice to the generality of the foregoing” and “including, but without limitation”.

1.8	Interpretation Act: The Interpretation Act 1965 of Singapore, shall apply to this Agreement in the same way as it applies to an enactment.

1.9	Subsidiary Legislation: References to a statute or statutory provision include any subsidiary or subordinate legislation made from time to time under that statute or statutory provision.

1.10	Modification etc. of Statutes: References to a statute or statutory provision include that statute or statutory provision as from time to time modified, re-enacted or consolidated (whether before or after the date hereof), so far as such modification, re-enactment or consolidation applies or is capable of applying to any transaction entered into prior to Completion and (so far as liability thereunder may exist or can arise) shall also include any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which such statute or provision has directly or indirectly replaced.

1.11	Others

(a)	References to “this Agreement” includes all amendments, additions, and variations thereto agreed between the Parties.

(b)	References to “day”, “month” or “year” is a reference to a day, month or year respectively in the Gregorian calendar.

(c)	References to a person include any company, limited liability partnership, partnership, business trust or unincorporated association (whether or not having separate legal personality).

(d)	Except where the context specifically requires otherwise, reference to a party or parties is to a Party or Parties.

(e)	References to those of the Parties that are individuals include their respective legal personal representatives.

(f)	References to “writing” or “written” include any non-transitory form of visible reproduction of words.

(g)	Reference to “issued Shares” of any class or Shares of any class “in issue” shall exclude any Shares of that class held as Treasury Shares from time to time, unless stated otherwise.

(h)	Reference to the “holders” of a class of Shares shall exclude the Company holding Shares of that class as Treasury Shares from time to time, unless stated otherwise.

(i)	References to one gender include all genders and references to the singular include the plural and vice versa.

(j)	References to a person connected with or to another person shall be interpreted within the meaning of “connected person” as defined in Section 2 of the Securities and Futures Act 2001 of Singapore.

(k)	The expression “electronic register of members” refers to the electronic register of members of the Company kept and maintained by the Registrar pursuant to Section 196A of the Act.

(l)	References to “fully-diluted” means on the basis of the total number of outstanding Ordinary Shares assuming all convertible securities (including preference shares) are converted or exchanged and all rights, options or warrants to subscribe for or acquire shares are exercised and including all Ordinary Shares reserved or authorised for future issuance or grant under any equity incentive, share option or similar plan of the Company.

(m)	Any thing or obligation to be done under this Agreement which is required or falls to be done on a stipulated day, shall be done on the next succeeding Business Day, if the day upon which that thing or obligation is required or falls to be done falls on a day which is not a Business Day.

2.	Sale and purchase of shares

Subject to the terms and conditions of this Agreement, the Vendor shall sell as legal and beneficial owner, the Sale Shares, and the Purchaser, relying on, inter alia, the several representations, warranties and undertakings contained in this Agreement, shall purchase the Sale Shares, free from all Encumbrances and together with all rights attached thereto as at the Completion Date and thereafter attaching thereto (including the right to receive all dividends or distributions declared, made or paid on or after Completion).

3.	Consideration

The consideration for the purchase of the Sale Shares of the Company is as set out in Schedule 1 hereto, and such consideration amounts to S$475,020.00 (the “Purchase Consideration”) and is payable to the Vendor by the issuance to and allotment of 13,670,752 shares in the Purchaser free from Encumbrances, credited as fully paid-up otherwise than in cash (the “Purchase Consideration Shares”), at Completion.

4.	Completion

4.1	Subject as hereinafter provided, Completion shall take place at the offices of the Purchaser (or at such other place as the Parties may agree in writing) on the Completion Date.

4.2	On the Completion Date, the following events shall occur,

(a)	the Vendor shall deliver to the Purchaser the following documents:

(i)	a duly executed transfer form in respect of the Sale Shares in the Company in favour of the Purchaser (or such other person as it may direct) accompanied by the relevant share certificates for the Sale Shares in the Company and the Stamp Duty Documents;

(ii)	the certificate of incorporation, corporate seals (if any) and cheque books and statutory books of each Company;

(iii)	duly certified copies of the board resolutions approving the transfer of the Sale Shares in the Company to the Purchaser and registration of the share transfers; and

(iv)	such waivers or consents as the Purchaser may require signed by the members of the Company or any third party to enable the Purchaser or its nominees to be registered as holders of the Sale Shares in the Company; and

(b)	against compliance with Clause 4.2(a) above by the Vendor, the Purchaser shall:

(i)	issue and allot or procure the issue and allotment of the Purchase Consideration Shares to the Vendor;

(ii)	lodge the relevant return of allotment in respect of the issue and allotment of the Purchase Consideration Shares with the Registrar of Companies and deliver to the Vendor the share certificate(s) in respect of the Purchase Consideration Shares; and

(iii)	deliver duly certified copies of the board resolutions and shareholders’ resolutions approving, among other things, (A) the acquisition of the Sale Shares in each Company, (B) the issue and allotment of the Purchase Consideration Shares to the Vendor, and (C) the lodgment of a return of allotment of the issue and allotment of the Purchase Consideration Shares with the Registrar of Companies.

5.	Vendor’s Warranties

5.1	The Vendor represents and warrants to and undertakes with the Purchaser and its successors in title (with the intent that the provisions of this Clause 5 shall continue to have full force and effect notwithstanding Completion) as follows:

(a)	it has the legal right and full power and capacity to enter into and perform this Agreement and this Agreement when executed will constitute valid and binding obligations on and against it, in accordance with its terms;

(b)	all actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents) in order (i) to enable such Party lawfully to enter into, exercise its rights and perform and comply with its obligations under, this Agreement and (ii) to ensure that those obligations that are legally binding and enforceable have been taken, fulfilled and done;

(c)	this Agreement is, and all other agreements and instruments contemplated hereby to which it is a party shall be, when executed, a legal, valid and binding agreement of such Party, enforceable against such Party in accordance with their respective terms

(d)	the execution, delivery and performance of this Agreement by it will not conflict with any law, order, judgment, decree, rule or regulation of any court, arbitral tribunal or government agency, any provision of its constitutional documents (if applicable), or any agreement, instrument or indenture to which such Party is a party or by which such Party is bound; and

(e)	no court injunction, order or directive, litigation, bankruptcy, arbitration or administrative proceedings are current or pending or, so far as the Vendor is aware, threatened against it to restrain the entry into, exercise of the rights under or performance or enforcement of or compliance with its obligations under this Agreement and each of the other documents contemplated hereby to which it is a party, as the case may be.

5.2	The Vendor represents and warrants to and undertakes with the Purchaser that the statements set out in Schedule 4 are true, accurate and not misleading at the date of this Agreement and on the date of this Agreement (as if they had been made afresh at Completion and with the intent that the provisions of this Clause 5.2 and Schedule 4 shall continue to have full force and effect notwithstanding Completion).

5.3	Each Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by any provision of this Agreement or another Warranty.

5.4	The rights and remedies of the Purchaser in respect of any breach of any Warranty shall not be affected by Completion or any investigation made by or on behalf of the purchaser into the affairs of the Company except a specific and duly authorised written waiver or release.

5.5	Any Warranty qualified by the Vendor’s awareness, the expression “so far as the Vendor is aware” or any similar expression shall, unless otherwise stated, be deemed to refer to the actual knowledge of the Vendor and such knowledge which the Vendor would have had if they had made reasonable enquiry of all relevant persons.

5.6	The Vendor undertakes not to make any claim against the Company or their respective directors, officers, employees or agents which he may have in respect of a misrepresentation, inaccuracy or omission in or from information or advice provided by such person(s) for the purpose of assisting the Vendor to make any representation or give any Warranty. The Vendor hereby irrevocably waives any and all claims against the Company and their respective directors, officers, employees and agents in respect of any information or advice so provided.

5.7	The Vendor hereby covenants with the Purchaser to indemnify and save harmless such Purchaser from and against any and all losses which the Purchaser may at any time and from time to time sustain, incur or suffer as a result of or arising out of any breach of any Warranty.

6.	Limitations on Warranty Claims

6.1	Notwithstanding any other provision in this Agreement, the limitations set out in this Clause 6 shall not apply to any Claim in relation to paragraphs 1 and 2 of Schedule 4.

6.2	The Vendor shall not be liable in respect of any Claim unless written notice of such Claim (with reasonable details) is served on such Vendor within two (2) years following the date of this Agreement, but failure to give reasonable details of any Claim shall not prevent the Purchaser from proceeding with such Claim otherwise made in accordance with this Agreement.

6.3	The aggregate liability of the Vendor in respect of any and all Claims by the Purchaser shall be limited to in the case of the Company, an amount equal to the Purchase Consideration paid by the Purchaser pursuant to this Agreement.

6.4	The Vendor shall not be liable in respect of any Claim by the Purchaser unless the amount recoverable from the Vendor in respect of such Claim exceeds one per cent (1%) of the Purchase Consideration. Where any number or a series of Claims by the Purchaser arises out of the same or substantially similar facts or circumstances, such Claims shall be aggregated and form a single Claim for the purposes of this Clause 6.4. Subject as provided elsewhere in Clause 6, the Vendor shall be liable for the entire amount of all such Claims and not merely the excess over one per cent (1%) of the Purchase Consideration.

6.5	The Vendor shall not be liable in respect of any breach of any Warranty:

(a)	if such breach occurs by reason of any matter which would not have arisen but for the passing of, or any change in, after the date of this Agreement, any law not actually or prospectively in effect at the date of this Agreement or by reason of any change to any Taxing Authority’s Taxing practice occurring after the date of this Agreement;

(b)	to the extent that proper allowance, provision or reserve has been made in the Financial Statements or in the Management Accounts for the matter giving rise to the Claim; or

(c)	to the extent that such breach arises as a result of any change in the accounting policy, bases or practice of the Company introduced or having effect after the date of this Agreement (unless such changes are required to correct errors or because relevant generally accepted accounting principles have not been complied with).

6.6	The Purchaser shall be entitled to make a Claim in respect of liability which is contingent provided that written notice of such Claim (giving as far as practicable the amount and details of the Claim) is given to the Vendor before the expiry of the period specified in Clause 6.2.

6.7	Any Claim notified by the Purchaser to the Vendor pursuant to this Clause 6 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn six (6) months after notice of such Claim has been given by the Purchaser or, in the case of any contingent liability, six (6) months after such contingent liability becomes an actual liability and is due and payable, unless legal proceedings in respect of it:

6.7.1	have been commenced by being both issued and served; and

6.7.2	are being and continue to be pursued with reasonable diligence.

6.8	The Purchaser may not recover from the Vendor in respect of a Claim under this Agreement more than once for the same loss.

6.9	Nothing in this Agreement shall prejudice the Purchaser’s common law duty to mitigate any loss suffered by it as a result of a breach of a Warranty and which is the subject of a Claim.

6.10	Nothing in this Agreement shall have the effect of limiting or restricting any liability of the Vendor in respect of a Claim arising as a result of any fraud, dishonesty, wilful concealment or wilful misrepresentation by or on behalf of the Vendor.

7.	Purchaser’s Warranties

7.1	The Purchaser represents and warrants to and undertakes with the Vendor and their successors in title (with the intent that the provisions of this Clause 7 shall continue to have full force and effect notwithstanding Completion) as follows:

(a)	it is a company duly incorporated and validly existing under its laws of incorporation;

(b)	it has the legal right and full power and capacity to enter into and perform this Agreement and this Agreement when executed will constitute valid and binding obligations on and against it, in accordance with its terms; and

(c)	the Purchase Consideration Shares shall on Completion be validly issued, allotted and credited as fully paid-up and free from all and any Encumbrances and will be freely transferable and shall rank pari passu in all respects with all other ordinary shares in the Purchaser as at the Completion Date.

8.	Confidentiality

8.1	Each Party undertakes to keep confidential and at all times not disclose publicly or to any third party without the prior written consent of the other Parties the existence and subject matter of this Agreement, and all other agreements entered into pursuant to this Agreement, the substance of any negotiations between the Parties relating to this Agreement (and any such other agreements) and any other information received or obtained as a resulting of entering into this Agreement (and any such other agreements), unless and to the extent that:

(a)	the disclosure is required by law, any governmental or regulatory body or any recognised stock exchange on which the shares of any Party are listed;

(b)	the disclosure is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into pursuant to this Agreement;

(c)	the disclosure is made to the professional advisers, consultants, related corporations or affiliates of any Party (collectively, the “Representatives”) for the purpose of this Agreement or for a purpose connected or related to the operation of this Agreement, on terms that each Representative receiving the information agrees to comply with the provisions of this Clause 8.1 in respect of such information as if it were a party to this Agreement;

(d)	the information is or becomes publicly available (other than by breach of this Agreement);

(e)	the Party whose information is to be disclosed has given prior written approval to the disclosure; or

(f)	the information is independently developed by the recipient or is lawfully in its possession prior to the disclosure to it of the information,

provided that prior to disclosure of any information pursuant to Clause 8.1(a), the Party concerned shall, to the extent permitted by law, promptly notify the other Party of such requirement

8.2	Clause 8.1 shall not prohibit disclosure of any information by the Purchaser for the purpose of effecting a sale of Shares by the Purchaser, if such disclosure is made to a third party which had entered into bona fide discussions with the Purchaser to purchase such Shares (the “Potential Purchaser”), or to the professional advisers or financiers of the Potential Purchaser, and if the Potential Purchaser and such professional advisers or financiers (as the case may be) agree to keep such information confidential on terms which are reasonable for the protection of the interests of the Company by the execution of confidentiality agreements in favour of the Company.

8.3	The obligations contained in this Clause 8 shall endure, even after the termination of this Agreement, without limit in point of time except and until any confidential information enters the public domain as set out above.

9.	Whole agreement

9.1	This Agreement sets out the whole agreement between the Parties in respect of the subject matter of this Agreement and supersedes any previous draft, agreement, arrangement or understanding, whether in writing or not, relating to its subject matter. It is agreed that:

(a)	no Party has relied on or shall have any claim or remedy arising under or in connection with any statement, representation, warranty or undertaking made by or on behalf of the other Party in relation to the subject matter of this Agreement that is not expressly set out in this Agreement;

(b)	any terms or conditions implied by Law in any jurisdiction in relation to the subject matter of this Agreement are excluded to the fullest extent permitted by Law or, if incapable of exclusion, any rights or remedies in relation to them are irrevocably waived to the fullest extent permitted by Law;

(c)	the only right or remedy of a Party in relation to any provision of this Agreement shall be for breach of this Agreement (including those in tort or arising under statute); and

(d)	except for any liability in respect of a breach of this Agreement, neither Party shall owe any duty of care or have any liability in tort or otherwise to the other Party in relation to the subject matter of this Agreement.

9.2	Nothing in this Clause 9 shall limit any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

10.	Variation

10.1	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of all of the Parties to it.

10.2	If this Agreement is varied:

(a)	the variation shall not constitute a general waiver of any provisions of this Agreement;

(b)	the variation shall not affect any rights, obligations or liabilities under this Agreement that have already accrued up to the date of variation; and

(c)	the rights and obligations of the Parties under this Agreement shall remain in force, except as, and only to the extent that, they are varied.

11.	Release

Any liability to either Party under this Agreement may in whole or in part be released, compounded or compromised, or time or indulgence given, by it in its absolute discretion as regards the other Party under such liability without in any way prejudicing or affecting its rights against such other Party (save for such release, compound or compromise, or such time or indulgence given).

12.	Waiver

12.1	No failure to exercise, or delay in exercising, any right under this Agreement or provided by Law shall affect that right or operate as a waiver of the right. The single or partial exercise of any right under this Agreement or provided by Law shall not preclude any further exercise of it.

12.2	The rights and remedies of a Party under this Agreement shall not be affected, and a Party’s liability under this Agreement shall not, subject to compliance with the notice requirements in Clause 20 (Notices) of this Agreement, be released, discharged or impaired by the expiry of any limitation period prescribed by Law.

13.	Continuing effect of agreement

All provisions of this Agreement shall not, so far as they have not been performed at Completion, be in any respect extinguished or affected by Completion or by any other event or matter whatsoever and shall continue in full force and effect so far as they are capable of being performed or observed.

14.	Successors and assigns

Neither Party may without the prior written consent of the other, assign or otherwise transfer the benefit of the whole or any part of this Agreement. Any reference in this Agreement to any of the Parties shall be construed accordingly.

15.	Time of essence

Any time, date or period mentioned in any provision of this Agreement may be extended by mutual agreement between the Parties in accordance with this Agreement or by agreement in writing but as regards any time, date or period originally fixed or any time, date or period so extended as aforesaid time shall be of the essence.

16.	Further assurance

At its own cost, each Party shall do anything that is required by Law or may be necessary to implement and give effect to this Agreement.

17.	Cumulative remedies

The provisions of this Agreement, and the rights and remedies of the Parties under this Agreement are cumulative and are without prejudice and in addition to any rights or remedies a Party may have at Law or in equity; no exercise by a Party of any one right or remedy under this Agreement, or at Law or in equity, shall operate so as to hinder or prevent the exercise by it of any other such right or remedy.

18.	Costs

Except as otherwise provided in this Agreement, each Party shall pay its own costs incurred in connection with negotiating, preparing and completing this Agreement. The Purchaser shall bear all stamp duty payable in connection with the purchase of the Sale Shares.

19.	Invalid terms

19.1	Each of the provisions of this Agreement is severable.

19.2	If and to the extent that any provision of this Agreement:

(a)	is held to be, or becomes, invalid or unenforceable under the Law of any jurisdiction; but

(b)	would be valid, binding and enforceable if some part of the provision were deleted or amended,

then the provision shall apply with the minimum modifications necessary to make it valid, binding and enforceable and neither the validity or enforceability of the remaining provisions of this Agreement, nor the validity or enforceability of that provision under the Law of any other jurisdiction, shall in any way be affected or impaired as a result of this Clause 19.2.

20.	Notices

20.1	Any notice to be given by one Party to the other Party in connection with this Agreement shall be in writing in English. It shall be delivered by hand, e-mail, registered post or courier using an internationally recognised courier company.

20.2	A notice shall be effective upon receipt and shall be deemed to have been received (a) at the time of delivery, if delivered by hand, registered post or courier; or (b) at the time of transmission if delivered by e-mail. Where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

20.3	The addresses and e-mail addresses of the Parties for the purpose of Clause 20.1 are:

(a)	if to the Purchaser:

	Address:	7 Straits View, #05-01 Marina One East Tower, Singapore (018936)

	Attention	Lai Kee Chwee

	E-mail Address:	kclai@optimalgroup.sg

(b)	if to the Vendor:

	Address:	Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands

	Attention	Daniel Lee

	E-mail Address:	daniel@optimalgroup.sg

20.4	Each Party shall notify the other Party in writing of a change to its details in Clause 20.3 from time to time.

21.	Counterparts

This Agreement may be executed by the Parties hereto in separate counterparts, each and all of which when so executed and delivered to the Parties by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the Parties hereto. Any Party may enter into this Agreement by signing any such counterpart transmitted electronically, or other electronic signatures (such as DocuSign or AdobeSign), by any of the Parties to any other Party and each receiving Party may rely on the receipt of such document so executed and delivered as if the original had been received. The Parties agree that signatures executed by way of electronic means (such as DocuSign or AdobeSign) shall be recognised and construed as secure electronic signatures to the fullest extent under applicable law, and that the Parties accordingly shall deem such signatures to be original signatures for all purposes.

22.	No third-party enforcement

A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 2001 of Singapore to enforce any of its terms.

23.	Governing law and jurisdiction

23.1	This Agreement and any non-contractual obligations arising out of, or in connection with it, shall be governed by, and interpreted in accordance with, Singapore law.

23.2	The Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Singapore.

[the rest of the page is left blank intentionally]

This Agreement has been entered into on the date stated at the beginning:

The Vendor

Signed by DANIEL LEE

/s/ DANIEL LEE
Name:	DANIEL LEE

Corporate representative of Optimal Investments Limited

The Purchaser

Signed by LAI KEE CHWEE

for and on behalf of OPTIMAL AI PTE. LTD.

/s/ Lai Kee Chwee
Director
Name:	Lai Kee Chwee

Schedule 1

Sale Shares

(1)	(2)	(3)	(4)	(5)
Name of	Name of	Number of	Purchase	Purchase
Vendor	Company	Sale Shares	Consideration	Consideration
			(S$)	Shares

Optimal	IntentAI Pte. Ltd	261	475,020	13,670,752
Investments
Limited

	Total:	261 IntentAI	475,020	13,670,752
		shares

Schedule 2

PART 1 - Particulars of the Company

1.	Company name:	IntentAI Pte. Ltd.

2.	Registered number:	201833731G

3.	Previous company names and effective date(s) of	EMO Technologies Pte. Ltd.
change(s):

4.	Registered office:	36 Robinson Road, #02, City House
Singapore (068877)
5.	Date and place of incorporation:	02 October 2018, Singapore

6.	Issued share capital:	S$1,319,510 comprising 1,818 Ordinary
Shares.
7.	Directors:	Manuel Antonio Ho (S7489040G)
Chia Hon-Wai (HM183583)
Lai Kee Chwee (S1470593G)
Soteris Vasili (548439383)

8.	Secretary:	Sim Mong Chai

9.	Financial year end:	31 December

10.	Charges:	Not Applicable

11.	Auditors:	Not Applicable

Schedule 3

Capitalisation

Part 1 - Fully-diluted Capitalisation of IntentAI immediately prior to Completion

		Type of
Name	Shares	Shares	% Equity
Manuel Ho	710	Ordinary	39.05%
Hon-Wai Chia	282	Ordinary	15.51%
Optimal Investments Limited	261	Ordinary	14.36%
Soteris Vasili	156	Ordinary	8.58%
Accelerate	78	Ordinary	4.29%
Jude Tan	66	Ordinary	3.63%
Antony Michaelson	61	Ordinary	3.36%
MH ADVISORY SERVICES LTD	53	Ordinary	2.92%
Matthew Cule	28	Ordinary	1.54%
Yinping	20	Ordinary	1.10%
Claudia Petursson	20	Ordinary	1.10%
Katarina Petursson	18	Ordinary	0.99%
Alison Tunney	18	Ordinary	0.99%
Kee Xuyuan	15	Ordinary	0.83%
Tahn Joo Chin	14	Ordinary	0.77%
CSV Pte Ltd	10	Ordinary	0.55%
Zubin Daruwalla	8	Ordinary	0.44%
Total	1,818		100.00%

Part 2 - Fully-diluted Capitalisation of IntentAI immediately following Completion

		Type of
Name	Shares	Shares	% Equity
Manuel Ho	710	Ordinary	39.05%
Hon-Wai Chia	282	Ordinary	15.51%
Optimal AI Pte Ltd	261	Ordinary	14.36%
Soteris Vasili	156	Ordinary	8.58%
Accelerate	78	Ordinary	4.29%
Jude Tan	66	Ordinary	3.63%
Antony Michaelson	61	Ordinary	3.36%
MH ADVISORY SERVICES
LTD	53	Ordinary	2.92%
Matthew Cule	28	Ordinary	1.54%
Yinping	20	Ordinary	1.10%
Claudia Petursson	20	Ordinary	1.10%
Katarina Petursson	18	Ordinary	0.99%
Alison Tunney	18	Ordinary	0.99%
Kee Xuyuan	15	Ordinary	0.83%
Tahn Joo Chin	14	Ordinary	0.77%
CSV Pte Ltd	10	Ordinary	0.55%
Zubin Daruwalla	8	Ordinary	0.44%
Total	1,818		100.00%

Schedule 4

Warranties

1.	Share Capital

1.1	Part 1 of Schedule 3 sets out a true, complete, accurate and not misleading list of, as at immediately prior to Completion, all holders of Shares or options or other rights convertible into or exchangeable for shares of the Company, together with the number of Shares or rights held by each of them.

1.2	Part 2 of Schedule 3 sets out a true, complete, accurate and not misleading list of, as at immediately after the transfer of the Sale Shares at Completion, all holders of Shares or options or other rights convertible into or exchangeable for shares of the Company, together with the number of Shares or rights held by each of them.

1.3	There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give any Encumbrance, in relation to any of the Sale Shares or shares or equity interests in the capital of the Company.

1.4	Other than this Agreement, there is no agreement, arrangement or obligation requiring the issue, transfer, redemption or repurchase of, or the grant to a person of the right (conditional or not) to require the issue, transfer, redemption or repurchase of, the Shares or any shares or equity interests in the capital of the Company (including, without limitation, any right of pre-emption or options or other rights convertible into or exchangeable or exercisable for any shares or equity interests in the capital of the Company).

1.5	Other than as set out in Part 2 of Schedule 2, no Group Company has or has ever had any subsidiary and has not at any time been the holding company of any company or a member of or the beneficial owner of any shares, securities or other interest in any company or other person.

2.	Capacity and Authority

2.1	The Company is duly incorporated and validly existing under the laws of Singapore and each other Group Company is duly incorporated under the respective laws of its jurisdiction of incorporation, registration or organisation and has been in continuous existence since its incorporation, registration or organisation.

2.2	The Vendor has full right and authority to enter into and perform its obligations under this Agreement on the terms and conditions hereunder and this Agreement represents its legal, valid and binding obligations enforceable in accordance with its terms.

2.3	The execution and delivery by the Vendor of this Agreement and the documents referred to herein, and compliance with their respective terms, shall not breach or constitute a default under the Company’s constitution, or any other agreement or instrument to which the Vendor is a party or by which the Vendor is bound, and shall not constitute a breach under any order, judgment, decree or other restriction applicable to the Vendor.

3.	Information

3.1	All information contained in the Disclosure Letter, as at the date of this Agreement, and the information contained or referred to in the Recitals and Schedule 2, Schedule 3 and Schedule 5, is true, complete and accurate and not misleading.

3.2	All information which has been provided by or on behalf of the Company or its authorised representatives to the Purchaser, and their respective advisers or agents in the course of the due diligence (if any) conducted by the Purchaser and the negotiations leading to this Agreement is true, complete, accurate and not misleading.

3.3	All information about the Sale Shares and the Company’s business which might be material for disclosure to a buyer of the Sale Shares has been disclosed to the Purchaser in writing.

4.	Business Plan

4.1	The Business Plan has been diligently prepared by the Vendor in good faith and the Vendor believes that, as at the date of this Agreement, it represents a realistic plan in relation to the future progress, expansion and development of the Business.

4.2	The financial forecasts, projections or estimates contained in the Business Plan have been diligently prepared, are fair, valid and reasonable and have not been disproved in the light of any events or circumstances which have arisen subsequent to the preparation of the Business Plan up to the date of this Agreement.

4.3	The assumptions upon which the Business Plan has been prepared have been carefully considered and are believed to be reasonable, having regard to the information available and to the market conditions prevailing at the time of their preparation.

5.	Financial Statements and Management Accounts

5.1	The Financial Statements:

5.1.1	have been prepared in accordance with accounting principles, standards and practices which are generally accepted in Singapore and on the same basis and in accordance with the same accounting policies as the corresponding accounts for the preceding three financial years;

5.1.2	comply with the requirements of the Act and any other applicable law; and

5.1.3	give a true and fair view of the state of affairs of the Group as at the Financial Statements Date and of the profits and losses for the period concerned.

5.2	The accounting records of each Group Company are accurate, up to date, in its possession or under its control and properly completed in accordance with the applicable laws and accounting standards.

5.3	The Management Accounts:

5.3.1	have been prepared on a basis consistent with the Financial Statements;

5.3.2	reasonably reflect the financial affairs of the Group at the date to which they have been prepared and its results for the period covered by the Management Accounts; and

5.3.3	are not inaccurate or misleading in any material respect.

6.	Events since the Financial Statements Date

Since the Financial Statements Date:

6.1.1	each Group Company has carried on its business in the ordinary course and so as to maintain the same as a going concern;

6.1.2	each Group Company has not (i) acquired or disposed of or agreed to acquire or dispose of any business or any material asset (other than trading stock in the ordinary course of the business carried on by it) or (ii) assumed or acquired any material liability (including a contingent liability);

6.1.3	each Group Company has not declared, paid or made a dividend or distribution nor has it repaid any loan capital or other debenture;

6.1.4	each Group Company has not redeemed or purchased or agreed to redeem or purchase any of its share capital;

6.1.5	each Group Company has not borrowed monies (except in the ordinary course of the business carried on by it or from its bankers under agreed loan facilities);

6.1.6	there has been no adverse change in the financial or trading position or prospects of any Group Company; and

6.1.7	no material change has occurred in the assets and liabilities shown in the Financial Statements.

7.	Tax

7.1	Each Group Company is only liable to pay Taxes in the jurisdictions in which the relevant Group Company is incorporated. Each Group Company is not liable to pay and has at no time incurred any liability to Tax chargeable under the laws of any jurisdiction other than the jurisdiction in which the relevant Group Company is incorporated.

7.2	Each Group Company has paid all Tax which it has become liable to pay and is not, and has not been, liable to pay any penalty, surcharge, fine or interest in connection with Tax.

7.3	Each Group Company has correctly deducted or withheld all Tax which it has been obliged by applicable laws to deduct or withhold from amounts paid by it, and has properly accounted to the relevant Taxing Authority for all amounts of Tax so deducted or withheld.

7.4	Each Group Company has filed all returns, provided all such information and maintained all such records as required to be filed or provided or maintained by it under applicable laws.

7.5	Each Group Company is not involved in any dispute with any Taxing Authority in relation to Tax.

7.6	All acquisitions or disposals of assets by each Group Company and all supplies of services by and to each Group Company have occurred at arm’s length between unconnected persons and for a consideration in cash at market value.

7.7	The Company is registered for the purposes of the Goods and Services Tax Act 1993 of Singapore (and has not at any time been treated as a member of a group of companies for such purpose). The Company has complied with all statutory provisions, regulations and notices relating to GST and has duly and punctually accounted for and/or paid IRAS all amounts of GST which it ought to have so accounted for and/or paid.

8.	Litigation

8.1	Neither any Group Company nor, so far as the Vendor is aware, any person for whose acts and defaults it may be vicariously liable, is at present engaged whether as claimant, defendant or otherwise in any legal action, proceeding or arbitration which is either in progress or is threatened or, so far as the Vendor is aware, is pending or is being prosecuted for any criminal offence and no governmental, regulatory or official investigation or inquiry concerning a Group Company is threatened or in progress or so far as the Vendor is aware pending.

8.2	There are no circumstances known to the Vendor likely to lead to any such claim or legal action, proceeding or arbitration, prosecution, investigation or inquiry.

8.3	Neither of any Group Company nor, so far as the Vendor is aware, any person acting for or on behalf of any Group Company is being prosecuted for an offence, nor are they or have they been the subject of any investigation, or inquiry by, or on behalf of, any governmental, administrative or regulatory authority, in respect of any offence or alleged offence, under any applicable laws or regulations of any jurisdiction (including anti-corruption laws or regulations), and there are no circumstances known to the Vendor likely to give rise to any such prosecution, investigation or inquiry.

9.	Properties

9.1	The Company does not own any real property.

9.2	The details provided in Schedule 5 are true and accurate. The person(s) listed as lessee in respect of the Leases are in physical possession and actual occupation on an exclusive basis of the whole of such premises as set out in Schedule 5. Other than the Leases, the Company does not lease, licence, occupy or use any real property.

9.3	In respect of the Leases:

9.3.1	any consent necessary for the grant of the lease under which the Company holds its interest in the relevant property leased was duly obtained;

9.3.2	there is no subsisting breach, nor any non-observance of any covenant, condition or agreement contained in the lease on the part of either the relevant landlord or the Company;

9.3.3	the lease does not contain any unusual or objectionable covenants or agreements having regard to the use to which the property is currently put;

9.3.4       there are no rent reviews outstanding or exercisable by the lessor; and

9.3.5	the rent and all other sums payable under the relevant lease have been paid on or around their due date.

24

10.	Intellectual Property

10.1	The Company and any products or services supplied by them do not use or infringe the rights of any person or infringe any right of privacy and the Vendor is not aware of any claims in relation to the same.

10.2	All Intellectual Property, which is or is likely to be material to the business of the Company:

10.2.1	is (or in the case of applications will be) legally and beneficially owned and vested exclusively in the Company; or

10.2.2	is licensed to the Company by third parties by way of an agreement and/or licence which enable the Company to use the Intellectual Property as it requires in the ordinary course of its business,

and, in each case true, accurate and not misleading details of which are set out in the Disclosure Letter.

10.3	All Intellectual Property which is registered in the name of the Company, or in respect of which the Company has made application for registration, is:

10.3.1	valid and enforceable and not subject to any claims of opposition from any third party;

10.3.2	so far as the Vendor is aware, not being (or has not been) infringed, misappropriated or used without permission by any other person; and

10.3.3	not subject to any licence, estoppel or authority or similar right in favour of any other person, except as set out in the agreements listed in the Disclosure Letter.

10.4	Nothing has been done or omitted to be done whereby any of the Intellectual Property owned or used by the Company have ceased or might cease to be valid and enforceable or whereby any person is or will be able to seek cancellation, rectification or any other modification of any registration of any such Intellectual Property.

10.5	The Company has not granted and is not obliged to grant a licence, assignment or other right or Encumbrance in respect of any of the Intellectual Property (either owned or used by the relevant Group Company) to any person.

10.6	No party to an agreement relating to the use: (a) by the Company of any Intellectual Property owned by another person; or (b) by a third party of any Intellectual Property owned by the Company and licensed to such third party, has at any time been, in breach of the agreement and so far as the Vendor is aware no circumstances exist which would give rise to any breach of any such agreement or to any such agreement being terminated, suspended, varied or revoked without the Companys’ consent (other than termination without cause upon notice in accordance with the terms of the agreement).

10.7	None of the Intellectual Property owned by the Company has been the subject of any opposition, invalidation, revocation or cancellation proceeding or any other proceeding concerning its validity, enforceability, or the Company’s title to such right. No such proceedings have been threatened. So far as the Vendor is aware, no fact or circumstance exists which might give rise to a proceeding of that type.

10.8	So far as the Vendor is aware, there has not been any infringement, misappropriation, misuse, violation or other unauthorised use by third parties of any of the Intellectual Property owned by the Company.

10.9	The Company has not knowingly disclosed or permitted to be disclosed to any person (other than to the Purchaser and to their agents, employees or professional advisers) any of its know-how, trade secrets, confidential information or lists of customers or suppliers.

10.10	No Company Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that:

10.10.1	impose or could impose a requirement or condition that any Company Product or part thereof:

(i)	be disclosed or distributed in source code form;

(ii)	be licensed for the purpose of making modifications or derivative works; or

(iii)	be redistributable at no charge; or

10.10.2	otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of a Group Company to use or distribute any Company Product or to enforce Intellectual Property.

10.11	Each Group Company has in place adequate back-up, disaster recovery and other systems and procedures (details of which have been provided to the Purchaser) to enable its business to continue without material adverse change in the event of a failure of the Computer System.

11.	Assets

11.1	No Group Company has not granted any Encumbrance over any part of its undertaking or assets.

11.2	Each asset used by any Group Company is: (i) legally and beneficially owned solely by the relevant Group Company free from any Encumbrance; (ii) not subject to any finance lease or hire purchase agreement or sale on deferred, credit or conditional terms; and (iii) where capable of possession, in the possession or under the control of the relevant Group Company.

11.3	Each Group Company owns or has the right to use each asset necessary for the effective operation of its business.

11.4	All plant, machinery, vehicles and equipment owned, possessed or used by each Group Company are in good condition and working order, have been regularly and properly maintained and are in compliance with all applicable laws.

12.	Related Party Agreements

12.1	Other than this Agreement, there has not been any agreement or arrangement (legally enforceable or not) between, on the one hand, the Company and, on the other hand, (i) any of its affiliates, (ii) any shareholder, director or manager of the Company, or (iii) any person connected with any of them (including immediate family members).

13.	Employment and Consultancy Arrangements

13.1	Each Group Company is not involved in any dispute with any trade union or organisation representing the employees or a group of employees and there are no circumstances likely to give rise to any such dispute.

13.2	There are no agreements or arrangements (whether legally enforceable or not) in relation to which a Group Company has incurred, will incur or could incur any liability or responsibility for or in relation to the provision of any share incentive, share option, profit sharing, bonus or other incentive arrangements, or any pensions, allowances, lump sums gratuities or other like benefits on redundancy, retirement, withdrawal from service or on death or during periods of sickness or disablement or accident for or in respect of any director or former director, or employee or former employee, of a Group Company or any person who has at any time agreed to provide services to a Group Company or any dependants of any such persons and no proposals or announcements have been made about the introduction, continuance, variation of, or payment of any contribution towards any such agreements or arrangements.

13.3	There is no outstanding dispute or complaint in relation to the types of benefits described in paragraph 13.2 of this Schedule 4.

13.4	Each Group Company has, in relation to its current and former employees, directors or workers, complied with all applicable laws and has no outstanding liabilities for termination of any such employment contracts or owe any other amounts to such persons other than remuneration accrued during the month in which this Agreement has been entered into.

14.	Compliance with Law

14.1	Each Group Company has conducted its business in all material respects in accordance with all applicable laws and all permits, authorities, licences and consents have been obtained and all conditions applicable thereto complied with and so far as the Vendor is aware there are no circumstances which might lead to the suspension, alteration or cancellation of any such permits, authorities, licences or consents, nor is there any agreement which materially restricts the fields within which such Group Company may carry on its business.

14.2	No person, not being a director of a Group Company, has any actual or ostensible authority, whether under a power of attorney, agency agreement or otherwise, to commit such Group Company to any obligation other than an obligation of a nature which is usual for it to incur in the ordinary course of its business.

14.3	Each Group Company:

14.3.1	has complied with Data Protection Legislation;

14.3.2	has not received any notice, letter or complaint alleging a breach by it of any of the provisions of Data Protection Legislation or requesting information as to its data protection policies or practices and no circumstances exist which may give rise to any of the above;

14.3.3	has not awarded compensation to an individual under Data Protection Legislation, no claim for such compensation is outstanding and so far as the Vendor is aware there is no reason to believe that any circumstances exist which might lead to any claim for compensation being made; and

14.3.4	is not the subject of any order or direction made against it under Data Protection Legislation, no application for such an order or direction is outstanding and, so far as the Vendor is aware there is no reason to believe that any circumstances exist which might lead to any application for such an order or direction being made.

14.4	In respect of any Grant Funding provided to each Group Company full details of which are set out in the Disclosure Letter:

14.4.1	such Group Company has complied in all respects with the terms and conditions on which any Grant Funding has been provided to the relevant Group Company;

14.4.2	the entry into this Agreement and the fulfilment of the Business Plan will not:

(i)	breach any terms or conditions of any Grant Funding; or

(ii)	alter or abrogate any rights of the relevant Group Company under any Grant Funding; and

14.4.3	no Grant Funding will be terminated or be required to be repaid as a result of the entry into this Agreement or the fulfilment of the Business Plan.

15.	Records

The records (including computer records), statutory books, registers, minute books and books of account of each Group Company are duly entered up and maintained in accordance with all legal requirements applicable thereto and contain true, full and accurate records of all matters required to be dealt with therein and all such books and all records and documents (including documents of title) which are its property are in its possession or under its control.

16.	Insurance

In respect of all insurance policies held by the Group Companies.

(i)	all premiums have been duly paid to date;

(ii)	all the policies are in full force and effect; and

(iii)	there are no circumstances which would or might give rise to any claim and no insurance claim is outstanding.

17.	Agreements and Capital Commitments

17.1	Each Group Company:

17.1.1	has no material capital commitments;

17.1.2	is not a party to any contract, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of an unusual, onerous or long-term nature or which involves or could involve a material obligation or liability;

17.1.3	is not bound by any guarantee or contract of indemnity or suretyship under which any liability or contingent liability is outstanding;

17.1.4	has not entered into any agreement which requires or may require, or confers any right to require, the sale (whether for cash or otherwise) or the transfer by it of any asset;

17.1.5	is not a party to any joint venture, consortium, partnership, unincorporated association or profit sharing arrangement or agreement;

17.1.6	is not a party to nor does it enjoy the benefit of any agreement requiring registration or notification under or by virtue of any statute; or

17.1.7	is not in default of any agreement or arrangement to which it is a party.

17.2	Each Group Company has not been and is not a party to any contract or arrangement binding upon it for the purchase or sale of property or the supply of goods or services at a price different to that reasonably obtainable on an arm’s length basis.

17.3	So far as the Vendor is aware, no fact or circumstance exists which might invalidate or give rise to a ground for termination of any agreement, arrangement or obligation to which a Group Company is a party. No party with whom a Group Company has entered into any agreement, arrangement or obligation has given notice of its intention to terminate such agreement, arrangement or obligation.

17.4	Neither any Group Company nor any party with whom a Group Company has entered into any agreement, arrangement or obligation is in breach of such agreement, arrangement or obligation. So far as the Vendor is aware, no fact or circumstance exists which might give rise to a breach of this type.

18.	Borrowings and Facilities

Full details of all limits on each Group Company’s bank overdraft facilities and all borrowings of each Group Company are set out in the Disclosure Letter and no Group Company is in breach of any of such terms and none of such facilities or terms of borrowing will be terminated as a result of the entry into of this Agreement.

19.	Insolvency

19.1	No Group Company is insolvent or unable to pay its debts as they fall due or will be rendered insolvent by implementation or consummation of the Agreement. Immediately after giving effect to the consummation of the Agreement, (i) each Group Company will each be able to pay its liabilities as they become due in the ordinary course of its business, (ii) each Group Company will have no unreasonably small capital with which to conduct its present or proposed business, (iii) each Group Company will each have assets (calculated at fair market value) that exceed its liabilities; and (iv) taking into account all pending and threatened litigation, no final judgments against any Group Company in actions for money damages are reasonably anticipated to be rendered at a time when, or in amounts such that, such entity will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of such entity.

19.2	No order has been made or petition presented or resolution passed for the winding up of any Group Company, or for the appointment of any provisional liquidator or in relation to any other process whereby the business is terminated and the assets of the Group Company are distributed amongst the creditors, shareholders or other contributors nor has any distress, execution or other process been levied against any Group Company or action taken to repossess goods in the possession of any Group Company, and there are no cases or proceedings under any applicable insolvency, reorganization or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable laws and regulations, would be reasonably likely to justify any such cases or proceedings.

19.3	No steps have been taken for the appointment of an administrator or receiver of any part of the property of each Group Company and no Group Company has made or proposed any arrangement or composition with its creditors or any class of its creditors.

Schedule 5

Leases

S/N	Address	Name of Lessor	Name of Lessee	Tenure

1	36 Robinson Road #02,	IntentAI Pte. Ltd
City House, Singapore
(068877)